SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2003

Date of Report
(Date of earliest event reported)

NASTECH PHARMACEUTICAL COMPANY INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-13789	11-2658569
(Commission File No.)	(IRS Employer Identification Number)

3450 Monte Villa Parkway

Bothell, Washington 98021
(Address of Principal Executive Offices)

425-908-3600

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

On January 24, 2003, Nastech Pharmaceutical Company Inc. (“Nastech”) entered into a Divestiture Agreement with Pharmacia & Upjohn Company (“Pharmacia”) under which Nastech will reacquire all development and marketing rights to intranasal apomorphine for the treatment of erectile dysfunction and female sexual dysfunction. The Divestiture Agreement will terminate the Collaboration and License Agreement dated February 1, 2002 (the “License Agreement”) and the related Supply Agreement dated February 1, 2002 (the “Supply Agreement”) pursuant to which Pharmacia has been Nastech’s exclusive licensee and development and commercialization partner with respect to the intranasal apomorphine product.

The Divestiture Agreement is the result of the United States Federal Trade Commission’s investigation of the pending merger between Pfizer Inc. and Pharmacia Corporation, the parent corporation of Pharmacia (the “Pfizer-Pharmacia Merger”). The divestiture is intended to address concerns of the Federal Trade Commission’s staff that the merger could inhibit innovation and competition in the sexual dysfunction marketplace.

Certain terms of the Divestiture Agreement were effective upon the signing of the agreement, and the agreement will become fully effective upon the closing of the Pfizer-Pharmacia Merger.

Effective upon the signing of the Divestiture Agreement, Pharmacia has made a cash payment to Nastech of $13.5 million consisting of a $6 million divestiture payment, $7 million in development funds and $500,000 for reimbursement of expenses of the divestiture transaction. Also effective upon the signing of the Divestiture Agreement, Nastech and Pharmacia will enter into an agreement with a mutually acceptable clinical research organization to pursue ongoing clinical development of the product. Prior to the closing of the Pfizer-Pharmacia Merger, the $7 million in development funds may be disbursed by Nastech only for certain fees and expenses under the existing License Agreement and Supply Agreement or the agreement with the clinical research organization; thereafter, Nastech is entitled to retain any remaining amounts of these development funds.

Effective upon the closing of the Pfizer-Pharmacia Merger, the existing License Agreement and Supply Agreement will terminate and Nastech will reacquire from Pharmacia all product and intellectual property rights licensed to Pharmacia under the License Agreement. In addition, Pharmacia will grant Nastech an exclusive, royalty-free license to exploit, for the treatment of human sexual dysfunction, any Pharmacia patents and know-how that relate to the intranasal apomorphine product currently under development and transfer to Nastech all information relating to the development, commercialization, and marketing of this product. Also effective upon the closing of the Pfizer-Pharmacia Merger, Pharmacia has covenanted not to sue Nastech for infringement of certain patents by reason of Nastech’s development or commercialization of the current product, or in certain instances, other intranasal apomorphine products, for human sexual dysfunction, and has agreed to provide to Nastech a similar covenant from Pfizer. Pharmacia has further covenanted that, for a period of one year following the closing of the Pfizer-Pharmacia Merger, neither it nor Pfizer will develop or commercialize an intranasal apomorphine product for the treatment of human sexual dysfunction.

The Divestiture Agreement also provides that Pharmacia will use commercially reasonable efforts to divest its holdings of Nastech common stock prior to the later of (i) the fourth anniversary of the closing of the Pfizer-Pharmacia Merger or (ii) the date that the United States Food and Drug Administration approves the marketing of the intranasal apomorphine product for human sexual dysfunction in the United States. The divestiture may be completed in one or more transactions. In the event that Pharmacia elects to sell the common stock on the open market without registration under the Securities Act of 1933, as amended (the “Securities Act”), such sales will be consistent with the volume limitations of Rule 144(e) under the Securities Act, notwithstanding the termination of those volume limitations pursuant to Rule 144(k) under the Securities Act. In addition, in the event that Pharmacia requests, pursuant to its rights under the Registration Rights Agreement dated February 1, 2002, that Nastech register under the Securities Act the sale of the common stock, Nastech will have the option to (i) register the common stock in compliance with the request or (ii) purchase the common stock, or arrange a third-party purchase, at a six percent (6%) discount to the average market price on the Nasdaq National Market for the ten trading days preceding the date of Pharmacia’s request.

In the event that the Pfizer-Pharmacia Merger does not close, the existing License Agreement and Supply Agreement will continue in effect. In such event, Nastech will return to Pharmacia any remaining amounts of the $7 million in development funds, less any payments due Nastech pursuant to the License Agreement. In addition, Nastech will be entitled to retain the $6 million divestiture payment, $5 million of which will be credited against certain future payments payable by Pharmacia under the License Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2003	Nastech Pharmaceutical Company Inc.

	By:	/s/Gregory L. Weaver

Gregory L. Weaver
Chief Financial Officer